                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT
                              --------------------

Employment Agreement ("Agreement") made and entered into this 28th the day of March, 1997, by and between MS FARM JOURNAL CORPORATION, a Delaware corporation (the "General Partner"), and STANFORD ERICKSON, having a residence at the address set forth beneath his signature below ("Employee").

     WHEREAS, the General Partner desires to cause Farm Journal, Inc. ("Employer") to employ Employee to obtain the benefit of his services as Chairman of the Board of Directors and Chief Executive Officer of Employer and Employee desires to accept such employment.

    NOW, THEREFORE, in consideration of the promises and of the respective covenants and agreements set forth herein and for other good and valuable consideration, the General Partner and Employee hereby agree as follows:

          1.  Employment.  Upon the closing (the "Closing") of the acquisition
              ----------
(the "Acquisition") of Employer by Farm Journal Holdings Inc., (i) the General Partner will cause Employer to employ Employee and to enter into a written assumption of this Agreement and all obligations of Employer hereunder and (ii) Employee hereby accepts employment with Employer on all the terms and conditions of this Agreement.

          2.  Term.  The term of this Agreement shall be for a period of five
              ----
(5) years (the "Initial Term"), commencing no later than ten business days after the Closing (the actual date Employee commences work for Employer, the "Employment Date") and terminating on the fifth anniversary of the Employment Date, unless sooner terminated as set forth in Sections 10 and 11. Unless either party gives notice to the other to the contrary at least 60 days prior to the end of the Initial Term or any Renewal Term (as defined below), this Agreement shall be renewed upon the end of the Initial Term or such Renewal Term, as the case may be for an additional one-year period (any such period one-year period being referred to herein as a "Renewal Term"). The notice requirement set forth in the immediately preceding sentence is for the convenience of the parties only and shall not in any manner affect the rights, obligations and remedies of the parties hereunder.

          3.  Compensation.
              ------------
(a)  Salary.  Employer agrees to pay Employee during the term of Employee's
     ------
     employment under this Agreement, a base salary at a rate of One Hundred Seventy Thousand Dollars ($170,000) per year (such amount, as the same may be increased by the Employer's Board of Directors (the "Board") the "Base Salary"), payable periodically in accordance with the normal payment schedule and practices of Employer. The Employee's Base Salary shall be reviewed annually by Employer and Employee and performance raises may be given when warranted in the sole discretion of Board. All payments shall be subject to withholding and other applicable taxes.

(b)  Bonus Payments.  Employee shall be entitled to receive, in addition to the
     --------------
     Base Salary, such bonus payments, if any, as the Board or the Compensation Committee of the Board, in its sole discretion, may specify. The amount of any annual bonus specified by the Board or such Compensation Committee may be up to 100% of Employee's Base Salary.

     The objectives to be followed by Employer in determining the amount of any bonus may include both quantitative measures (including, for example and without limitation, improving revenue, cash flow, net income, earnings per share and return on assets) and qualitative measures (including, for example and without limitation, developing a superior competitive position, creating a corporate culture characterized by enthusiasm, productive activity and high ethical standards and building an effective team at all levels of the organization). Employee shall be entitled to receive on the Employment Date an advance of $25,000, subject to all applicable withholding requirements, in respect of, and to be credited against, Employee's annual bonus.

          4.  Duties and Responsibilities.
              ---------------------------
(a)  As Officer and Employee.  Employer hereby employs Employee upon the terms
     -----------------------
     and conditions set forth in this Agreement, to serve as Chairman of the Board and Chief Executive Officer of the Employer in which office Employee shall perform the executive duties vested in such offices by the By-Laws of the Employer, to be the most senior executive officer of Employer and to be responsible for directing the business and affairs of Employer and for the development and implementation of long-range objectives, policies and plans, including strategies to increase the value of Employer over the term of this Agreement, all subject to the input and approval of the Board.

(b)  Sole Employment is with Employee.  During his term of employment, Employee
     --------------------------------
     shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm, corporation or organization, whether for compensation or otherwise, without the prior written consent of the Board, except for such charitable, academic, professional or trade services which do not interfere with Employee performing his duties hereunder (as determined by the Board). Employee (i) represents to Employer that Employee's execution, and performance of the terms, of this Agreement does not and will not breach or otherwise violate the terms of any agreement (whether or not in writing) of Employee with any other person and (ii) agrees that any breach of such representation shall constitute grounds for termination of Employee for cause under Section 10.

(c)  As Director.  The Board shall cause Employee to be nominated for election
     -----------
     and, for so long as the Employer shall remain an indirect, wholly-owned subsidiary of MS Farm International Limited Partnership (the "Partnership") or one or more of its affiliates controlled by the General Partner, the General Partner shall cause the Employee to be elected, as a director of Employer during the entire employment term. As a director, Employee shall serve as Chairman and on the Executive Committee and on such other committees of the Board as the Board may request. Employee agrees that he shall not be entitled to receive any compensation for serving as a director of Employer or as a director, officer or employee of Employer's subsidiaries or other affiliates other than the compensation to be paid to Employee by Employer pursuant to this Agreement.

(d)  Employee Acceptance.  Employee hereby accepts the employment and duties
     -------------------
     contemplated herein, and Employee agrees to devote his full working time, to the performance of his duties under this Agreement and the business of Employer, and to comply with all significant lawful policies of the Employer which under this Agreement may be in effect from time to time.

          5. Expenses.  Employer agrees to pay or reimburse Employee for all
             --------
reasonable, ordinary and properly vouchered business expenses (including for necessary business travel) and client entertainment expenses incurred after the Employment Date in the performance of his services under this Agreement in accordance with all applicable policies and procedures of Employer for expense reimbursement.

          6. Equity Participation and Other Benefits.
             ---------------------------------------
(a)  Purchase of Class A Limited Partner Interests.  On the Employment Date,
     ---------------------------------------------
     Employee shall purchase one Unit as defined in the Limited Partnership Memorandum dated February 1997, of the Partnership (the "Partnership") (as the same may be supplemented) of Class A Limited Partner interests of the Partnership. Employee shall pay the purchase price of such Unit by (i) the payment to the Partnership of $25,000 in cash and (ii) delivery of Employee's full recourse promissory note (the "Note") in the principal amount of $75,000, bearing interest at the prime rate, secured by all of Employee's interest in the Partnership and the proceeds of the sale of Employee's primary residence, maturing on the earlier of (x) the sale of the Employee's primary residence or (y) the anniversary of issuance and repayable from the proceeds of the sale of Employee's primary residence. The Note shall be in form and substance satisfactory to the Partnership.

(b)  Purchase of Class B Limited Partner Interests.  In connection with the
     ---------------------------------------------
     closing of the Acquisition of the Company by Farm Journal Holdings Corp., Employee will be entitled to purchase on the Employment Date an equity participation interest in the Partnership as set forth on Annex A hereto.

(c)  Other Benefit Plans.  In addition to the compensation specified in Section
     -------------------
     3 hereinabove, during the term of Employee's employment with Employer, Employee shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available generally by Employer, now or in the future, to its key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d)  Automobile.  During the term of Employee's employment with Employer,
     ----------
     Employer will reimburse to Employee up to $500 per month of expenses incurred by Employee to lease a Chrysler Town & Country LXI car in addition to the compensation provided in Section 3 hereinabove.

(e)  Relocation Allowance.  Employee shall be entitled to reimbursement of (i)
     --------------------
     the reasonable actual out-of-pocket costs up to $50,000 incurred by Employee in connection with Employee's relocation to the greater Philadelphia area if made within two years of Employee's Employment Date and (ii) his temporary living expenses (up to $4,000 per month) in Philadelphia for the period through July 1997.

          7. Employer's Authority.  Employee agrees to observe and comply with
             --------------------
the lawful rules and regulations of Employer respecting performance of duties, reimbursement of expenses and other matters relating to Employer's business.

          8. Covenant to Retain Employer's Confidences and Trade Secrets.  By
             -----------------------------------------------------------
virtue of his employment, Employee will have continuing access to privileged and confidential information, including without limitation trade secrets, relating to Employer, or any of Employer's subsidiaries or affiliates, or any of their respective businesses (any such information being referred to collectively herein as "Confidential Information"). It is acknowledged and agreed that Employer will suffer immeasurable and irreparable harm if Confidential Information is used or exploited outside the scope of this Agreement or Confidential Information is disclosed in breach of this Agreement. Accordingly, during the period of his employment hereunder and following termination on of his employment with Employer, Employee shall not, without the written consent of the Board or of a person (other than Employee) authorized thereby, use, exploit or disclose to any person any Confidential Information; provided, however, that Confidential Information shall not include any information that already is lawfully (and without breach of any duty or agreement to preserve confidentiality) in the public domain or prevent Employee from using general know-how not proprietary to Employer; and provided further that Employee shall not be required to keep confidential any such information, and may disclose such information, under the following circumstances:

     Employee may disclose Confidential Information to another employee of Employer or to representatives or warrants of Employer (such as independent accountants and legal counsel) when such disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an executive officer of Employer,

     Employee may disclose Confidential Information at the express direction of any authorized governmental entity acting within the scope of its jurisdiction,

     Employee may disclose Confidential Information pursuant to a subpoena or other court process, or

     Employee may disclose Confidential Information as otherwise required by law or the rules, regulations or orders of any applicable regulatory body acting within the scope of its jurisdiction,

but, before any such disclosure may be made under the foregoing clause (ii),
(iii) or (iv), Employee shall cause Employer (or if after the termination of Employee's employment with Employer, shall afford to Employer a reasonable opportunity) to exercise reasonably appropriate measures to object to such disclosure and to provide for the confidential treatment of the information if so disclosed. Employee acknowledges and agrees that all Confidential Information, that has been learned, developed or created by him during and in connection with his employment with Employer, shall belong to, and shall remain the sole property of, Employer. Employee shall not be entitled to keep or reproduce any such information or materials after his employment with Employer terminates. Employee shall, at any time requested by Employer (either during or after his employment with Employer), promptly make all disclosures, execute all instruments and perform all acts reasonably necessary to vest in Employer, fully and completely, all such rights and information, and Employee promptly shall deliver to Employer all memoranda, notes, reports, lists and other documents (and all copies thereof), in whatever media contained, which he may then have in his possession, custody or control, and which contain any Confidential Information.

          9. Covenant Not to Compete.  Employee acknowledges that the services
             -----------------------
he will render to Employer are of a special and unique character, any loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to Employer of the services of Employee for which Employer has contracted hereunder, the confidential information obtained by (or disclosed to) Employee as a consequence of his employment with Employer and the harm that would result to the business of Employer as a result of competition between Employee and Employer; as a material inducement to Employer to enter into this Agreement; and as a material inducement to Employer to pay Employee the compensation provided in this Agreement on the terms and conditions hereof, Employee covenants and agrees as follows:

(a) Employee will not (without the prior written consent of Employer (which consent may be withheld by Employer in its sole discretion for any reason)) for so long as he shall be employed by Employer commencing with the Employment Date and for a period ending on the first anniversary following the termination of his employment with Employer under this Agreement for any reason whatsoever, for his own account or otherwise, and whether alone or in concert with others, directly or indirectly:

     (i) compete with Employer in any manner in those segments of the publishing, market research, data management business or any other business activity in which Employer, at the time of termination, is substantially engaged or which Employer then is actively pursuing (the "Business"), or manage, operate, control, be employed by, participate in, render financial or other assistance to or be connected in any manner with the ownership, management, representatives, operations or control of that part of any business that competes with any of the Business, or solicit business as contemplated by paragraph (ii) below;

    (ii) solicit or accept solicitations in competition with Employer in any Business of any advertiser, customer or client of Employer at the time of termination, or any person or entity who, within the one (1) year immediately preceding the time of termination, was an advertiser, customer or client of Employer or was solicited by Employer to be an advertiser, customer or client;

   (iii) offer employment to or employ any person who is, at the time of such offer, or who had been within one (1) year prior to the time of such offer, (x) an employee of Employer or its subsidiaries or (y) an independent contractor or consultant of Employer engaged in editorial, research, skilled production or data management, managerial or sales work, unless, in the case of an employee, such person shall have been terminated by Employer without cause, or shall have terminated his or her employment with the consent of Employer, and shall have worked at least six months at another employer prior to the date when such person first is employed or offered employment by Employee; or

    (iv) request, suggest or cause any past, present or future advertisers, customers or clients of the Employer, any of its subsidiaries or any of their affiliates engaged in the Business, to cancel or terminate, or change the terms of, any business relationship with the Employer, or any of its affiliates or engaged in the Business or request or cause any vendor, printer, manufacturer or material supplier to cancel, terminate or change the terms of, any relationship with the Employer, any of its subsidiaries or any of their affiliates related to the Business.

(b) Employee shall not at any time, whether alone or in concert with others, directly or indirectly say or perform acts that will disparage the reputation, trade name, integrity and goodwill of the Employer, any of its publications or businesses, the Partnership or any of the Employer's officers, employees, agents, directors, stockholders and/or affiliates, including, but not limited to, MS Farm Journal Corporation and Morgan Schiff & Co., Inc. Employer shall not at any time, whether alone or in concert with others, directly or indirectly, make statements to third parties disparaging the reputation of Employee. For the avoidance of doubt, such agreements by Employer and Employee shall not be breached by any termination of Employee's employment under this Agreement or the content of any pleadings, affidavits, depositions or singular matters relating to a dispute between Employer and Employee.

(c) Employee acknowledges and agrees that Employer conducts its Business throughout the continental United States and intends to conduct it in certain non-United States jurisdictions. The specific provisions of this covenant not to compete by Employee are limited to and binding only within those markets and geographical boundaries, including without limitation the continental United States, in which Employer is engaged in Business or where Employer, at the time of termination, is actively and in good faith pursuing the engagement of Business.

(d) Employee acknowledges that this Section is an essential element of this Agreement, and that but for this Section, Employer would not have entered into this Agreement. Employee also acknowledges that the provisions of this Section are reasonable and necessary to protect the legitimate interests of Employer and that any breach of the terms, covenants or agreements set forth in this Section shall be competitively unfair and may cause irreparable damage to Employer because of the special and unique services to be performed by Employee under this Agreement and that recovery of damages at law will not be an adequate remedy. Accordingly, Employee agrees that for any breach or threatened breach of the terms, covenants and agreements of this Section, in addition to any other rights or remedies Employer may have, Employer may apply to any court of law or equity having jurisdiction to enforce the specific performance of the foregoing provisions and may apply for injunctive relief against any act which would violate any such provisions. Employer agrees that for any breach of the agreement of Employer set forth in the last sentence of clause (b) of this
     Section 9, in addition to any other rights or remedies Employee may have, Employee may apply to any court of law or equity having jurisdiction for injunctive relief against statements by Employer that would violate such agreement.

          10. Termination without Severance.  Except for the covenants, terms
              -----------------------------
and conditions contained in Sections 8, 9 and 14 (and, to the extent applicable to said sections, Sections 15 through 19), this Agreement shall be terminated immediately:

(a)  Upon the death of Employee; or

(b) Upon the Total Disability of Employee. Total Disability shall mean any condition of illness or physical or mental incapacity or disability which prevents or appears reasonably likely to prevent Employee from performing the essential functions of his position (as determined by a physician mutually acceptable to Employer and Employee or a necessary representative of Employee), with or without reasonable accommodation, on a full-time basis for ninety (90) consecutive days or ninety (90) days within any one hundred eighty (180) day period; or

(c) If Employee is fired with Cause. For purposes of this Agreement, "Cause" shall mean any of the following, as determined by the Board:

     (i) Employee's material breach of Sections 8 and 9 hereof or Employee's material failure or Employee's refusal to follow lawful written policies or directions of the Board (which the Board believes in good faith to be in the best interests of Employer) or Employee's material failure to perform his duties as set forth in Sections 4 and 7 of this Agreement or as assigned by the Board from time to time in accordance with Sections 4 and 7 of this Agreement;

    (ii)  Employee acts dishonestly and the same adversely affects Employer; or

   (iii) Employee is or has engaged in gross misconduct which is employment related, or Employee is convicted of a felony or any crime involving moral turpitude, fraud or misrepresentation; or

(d) Employee fails to resign his current position and commence work with Employer on or prior to ten business days after the Closing of the Acquisition; or

(e)  If Employee voluntarily quits his employment.

          11. Termination with Severance. Except for the covenants, terms and conditions contained in Sections 8 and 9 (and, to the extent applicable to said sections, Sections 14 through 19), and subject to the terms and conditions of this Section 11, this Agreement may be terminated upon either of the following two events: (i) at the election of Employer at any time without Cause, by giving written notice of such election to Employee; and (ii) at the election of Employee, by giving written notice to the Board, if Employer (at a time when Employee is not in material breach of this Agreement) is in material breach of this Agreement and such breach continues for thirty (30) or more days after Employee gives written notice of such material breach to the Board. In the event of any termination pursuant to the foregoing sentence, Employee shall be entitled, without any duty to mitigate, to continue to receive his then-existing Base salary under Section 4(a) hereof for a period of three months following the date of such termination; provided that such number of months shall increase by one month for each completed full year of Employee's employment by Employer. The rights of Employee under the foregoing sentence to his Base Salary and the obligations of Employer pertaining thereto, are contingent upon (i) Employee executing and delivering to Employer (in form and substance satisfactory to Employer) a release in favor of Employer, all affiliates of Employer and all of Employer's and such affiliate's respective stockholders, partners, officers, directors, employees, agents and representatives, from any and all claims arising under this Agreement or as a result of Employee's employment relationship with Employer or any of Employer's predecessors or affiliates and (ii) Employee complying with all of his post-termination obligations, including, but not limited to, his obligations under
Section 8 and 9 hereof.

          12. Notices.  All notices and other communications required or
              -------
permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by reputable overnight courier or by registered or certified mail (return receipt requested), postage prepaid, or by telecopy (immediately followed by telephone confirmation of delivery of such telecopy with the intended recipient of such notice or by notice in writing sent promptly by registered or certified mail as provided above), to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

(a)  If to Employer, at:

     Farm Journal, Inc.
     Centre Square West
     1500 Market Street
     Philadelphia, Pennsylvania 19102-2181
     Attention:   Board of Directors
     Telephone:   (215) 557-8900
     Facsimile:   (215) 568-5012

(b) If to Employee, at his address set forth beneath his signature below with a copy to:

     Farm Journal, Inc.
     Centre Square West
     1500 Market Street
     Philadelphia, Pennsylvania 19102-2181
     Attention:   Stanford Erickson
     Telephone:   (215) 557-8900
     Facsimile:   (215) 568-5012

All such notices and communications shall be deemed to have been received on the date of delivery, on the date that the telecopy is confirmed as having been received, on the next business day after being sent by reputable overnight courier or on the third business day after mailing, as the case may be.

          13. Entire Agreement.  This Agreement constitutes the entire agreement
              ----------------
between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, written and oral. This Agreement may be amended only by a subsequent written agreement of Employee and Employer. No waiver by Employee or by Employer of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. This Agreement shall be binding upon and shall inure to the benefit of Employee, his heirs, executors, administrators, beneficiaries and legal representatives and shall be binding and inure to the benefit of Employer and its successors and assigns.

          14. Merger and Consolidation, Assignment. (a) Upon the Closing of the Acquisition, all rights and obligations of the General Partner under this Agreement shall immediately be assigned to and assumed by Employer and the General Partner shall have no further obligations of any kind hereunder. If Employer at any time merges or consolidates with any other corporation or sells or otherwise transfers all or a substantial portion of its assets or shares of stock to another corporation or entity, the provisions of the Agreement shall be binding upon the inure to the benefit of the corporation or entity surviving or resulting from such merger of consolidation or to which such assets or shares of stock have been sold or transferred. This Agreement, being personal to Employee, may not be assigned by Employee.

          (b) The execution of this Agreement by the General Partner shall not obligate the General Partner in any manner with respect to the completion of the Acquisition and Employee expressly acknowledges and agrees that (I) it shall hold the General Partner and its affiliates harmless against any loss or damages suffered by Employee as a result of the failure of the Acquisition to close (regardless of the cause of such failure), (ii) that the General Partner shall have no obligation to perform and pay the obligations of the Employer hereunder and (iii) except with respect to the obligation of the General Partner under
Section 1 to cause Employer to employ Employee upon the Closing of the Acquisition, the General Partner shall have no obligations or liability hereunder.

          15. Applicable Law and Jurisdiction.
              -------------------------------

(a) This Agreement shall be governed by and construed in accordance with the internal law of the State of New York without regard to its conflicts of law principles.

(b) The parties agree that the exclusive place of jurisdiction for any action, suit or proceeding relating to this Agreement shall be in the courts of the United States of America sitting in the Borough of Manhattan in the City of New York or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of New York sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such action, suit or proceeding. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

          16. Entire Agreement; Article and Section Headings.  This Agreement
              ----------------------------------------------
sets forth the entire agreement of the parties hereto, and supersedes all prior communications, whether oral or written, with respect to the subject matter hereof. The articles, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          17. Reformation and Severability.  In the event that any one or more
              ----------------------------
of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the same shall be construed and, if necessary, reformed in substance, by limiting it so as to be valid and enforceable to the maximum extent permitted by applicable law, and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired and shall remain in full force and effect to the fullest extent permitted by law. The parties shall negotiate in good faith to replace an invalid, illegal or unenforceable provision with a valid provision the economic effect of which is as close as possible to that of the invalid, illegal or unenforceable provision.

          18. Enforceability.  The failure of either party at any time to
              --------------
require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement, nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provisions or as a waiver of the provision itself.

          19. Survival.  The respective obligations of, and benefits afforded
              --------
to, Employee and Employer as provided in Sections 8, 9, 11 and 14 of this Agreement (and, to the extent applicable to said Sections 8, 9, 11 or 14, Sections 15 through 20), shall survive termination of this Agreement.

          20. Other Agreements.  Employee represents and warrants to Employer
              ----------------
that Employee has not entered into any contract or agreement of any nature with any person, firm or corporation which in connection with Employee's previous employment, contains any restraints on Employee's future services.

          21. Counterparts.  This Agreement may be executed in one or more
              ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first above written.

EMPLOYEE:                    MS FARM JOURNAL CORPORATION


/s/  Stanford Erickson       By: /s/  J. Carr Gamble, III.
----------------------           -------------------------
STANFORD ERICKSON                Title:

Employee's Residential Address:

                                    ANNEX A
                                    -------

     All terms not defined herein shall have the meaning set forth in the Employment Agreement to which this Annex is attached.

     Employee shall be granted the opportunity (subject to vesting) to realize the financial benefit of a 10 year option at fair market value on 5% of the limited partnership interests in MS Farm International Limited Partnership (the "Partnership") on a fully diluted basis after giving effect to the limited partnership interests issued at the closing of the acquisition ("Acquisition") of the Company by Farm Journal Holding Inc. ("Holdings") (including interests issued within six months thereafter, up to a maximum of 100 Units, i.e., $10,000,000) and the issuance of a similar interest to the Company's Chief Operating Officer (the "Interest").

     On the date Employee joins the Company, one fifth of such Interest shall vest. Another four-fifths of such Interest shall vest in five equal installments on each of the five anniversaries of the employment date (or at such later date as the audited financials for the prior year are issued) provided (i) that Employee continues to be employed by Employer on such date and
(ii) that the following financial targets are met:


 First anniversary:           EBITDA for the prior year
                              (1997) is at least $2.830 million (as shown on the audited financials for the prior year)

 Second anniversary:          EBITDA for the prior year
                              (1998) is at least $3.643 million (as shown on the audited financials for the prior year)

 Third anniversary:           EBITDA for the prior year
                              (1999) is at least $5.290 million (as shown on the audited financials for the prior year)

 Fourth anniversary:          EBITDA for the prior year is at
                              least $5.819 million (110% of the
                              third anniversary target) and 20%
                              of the prior year's net revenues (as shown on the audited financials for the prior year)

 Fifth anniversary:           EBITDA for the prior year is at
                              least $6.4 million and 20% of the
                              prior year's net revenues (as shown on the audited financials for the prior year)

    In the event of a firm underwritten initial public offering ("IPO") pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act") at a value that implies a pre-IPO equity valuation of the Company of at least three times the Partnership's investment in the company, 25% of such Interest not then vested shall vest, with the remaining amounts to be vested on a pro rata basis in accordance with the schedule, and subject to the conditions, set forth above.

    In the event the Company is subject to a "Change in Control" all such Interest shall vest immediately. A "Change in Control" means any merger or consolidation of Employer, any sale or other transfer of all or substantially all of Employer's assets, or any sale of a majority of the capital stock of Employer or of a majority of any class of equity of any stockholder of Employer, if as a result of such transaction neither Phillip Ean Cohen, Morgan Schiff & Co., Inc. nor any of its affiliates or associates (or any employee or associate of Morgan Schiff & Co., Inc. or its affiliates) (including any of such person's estates or heirs) shall own or control, directly or indirectly, a majority or controlling voting interest in Employer or the successor to Employer. Employee acknowledges and agrees that MS Farm Journal Corporation, as the general partner of the Partnership, is an affiliate of Morgan Schiff & Co., Inc.

    It is currently anticipated that the Interest will be implemented through Employee purchasing for an amount to be agreed (e.g., $500) on the closing date of the Acquisition a Class B Limited Partner interest of the Partnership. The Class B Limited Partner interest shall be equivalent to the Class A Limited Partner interest except that the proceeds of such sale will be used to purchase junior stock ("Junior Stock") of Holdings representing 4% of the common stock of Holdings actually acquired on such closing date with the proceeds of all Limited Partner interests sold by the Partnership (and acquired with the proceeds of Limited Partner interest sold within six months thereafter, up to a maximum of 100 Units, i. e., $10,000,000 (inclusive of Units sold on or prior to the closing date of the Acquisition)).

    The terms of the Junior Stock will include mandatory redemption and other provisions to implement the vesting schedule set forth above. The Certificate of Incorporation of Holdings will be amended to provide mandatory redemption provisions in respect of the Junior Stock to provide for a mandatory redemption at the original purchase price of shares of Junior Stock (or any shares of capital stock issued in exchange for, on conversion of, as a dividend or other distribution in respect of, or as part of a recapitalization involving the Junior Stock) at such time and to the extent that such shares of capital stock are no longer capable of being vested in favor of Employee.

    The Junior Stock will be subject to the conversion provisions applicable thereto under the Certificate of Incorporation of Holdings attached hereto. The Junior Stock will have voting rights identical to the shares of stock into which it may be converted from time to time.

    In the event of an EPO, the Junior Stock will become convertible into the stock that is the subject of such offering.

     For purposes of this paragraph, Affiliate shall mean any person who is an affiliate of Employer within the meaning of Rule 144 under the Act. So long as Employee is an Affiliate,

Employee shall be entitled to participate in any registration under the Act of the sale securities of Holdings by controlling Affiliates. Such participation shall be on the same terms as are made available to other Affiliates participating in such registration, and, at the option of Employee, shall include up to Employee's vested pro rata share of the Holdings equity securities to be registered, based on the number of shares that are the subject of the such registration held by Employee as compared to the total number of shares of the same class of Employer equity beneficially held (within the meaning of Securities and Exchange Commission Rule 13d-d under the Securities Exchange Act of 1934, as amended) by all Affiliates.

    All certificates representing the shares of Junior Stock (and any shares of capital stock issued in exchange for, on conversion of, as a dividend or other distribution in respect of, or as part of a recapitalization involving the Junior Stock) shall bear a legend substantially in the following form, in addition to any other legends that may be required under Federal or state securities laws:

     "The shares of stock represented by this certificate are subject to mandatory redemption in accordance with the terms of the Certificate of Incorporation of the Issuer."

                                       3